Exhibit 3.1
Restated Articles of Incorporation
of
The Finish Line, Inc.

The undersigned, desiring to form a corporation (the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law (as amended from time to time, the “Act”), executes the following Articles of Incorporation.

Article 1    Name.

The name of the Corporation is The Finish Line, Inc.

Article 2    Purposes and Powers.

Section 2.01    Purposes. The purposes for which the Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the Act.

Section 2.02    Powers. The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation, all the powers specifically enumerated in the Act.

Article 3    Term of Existence.

The period during which the Corporation shall continue is perpetual.

Article 4    Registered Agent and Registered Office.

The name of the registered agent and address of the registered office of the Corporation are:

Gary D. Cohen
3308 Mitthoeffer Road
Indianapolis, Indiana 46235

Article 5    Authorized Shares.

Section 5.01    Number of Shares. The total number of shares which the Corporation shall have authority to issue is One Hundred Eleven Million (111,000,000) shares.

Section 5.02    Designation of Classes, Number and Par Value of Shares. The shares of authorized capital stock shall be divided into One Million (1,000,000) Preferred Shares, as hereinafter provided (“Preferred Shares”), and One Hundred Ten Million (110,000,000) Common Shares, as hereinafter provided (“Common Shares”). The Common Shares shall have no par value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Common Shares shall be deemed to have a par value of $.01 per Common Share.

Section 5.03    Rights, Privileges, Limitations and Restrictions of Preferred Shares. The Board of Directors of the Corporation is vested with authority to determine and state the designations and the relative preferences, limitations, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Shares may be entitled to elect), and other rights of the Preferred Shares and of each series of Preferred Shares by the adoption and filing in accordance with the Act, before the issuance of any Preferred Shares or series of Preferred Shares, of an amendment or amendments to these Articles of Incorporation as the same may, from time to time, be amended, determining the terms of such Preferred Shares or series of Preferred Shares (“Preferred Shares Designation”). All Preferred Shares of the same series shall be identical with each other in all respects. The number of authorized Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of Directors (“Voting Shares”) through amendment to these Articles of Incorporation, voting as a single class, without a separate vote of the holders of the Preferred Shares or any series thereof, unless a vote of any such holders is required pursuant to the Preferred Shares Designation.

Section 5.04   Rights, Privileges, Limitations and Restrictions of Common Shares.

Clause 5.041    Classes. The Common Shares shall consist solely of “Class A Common Shares” and “Class B Common Shares.”  The authorized number of Class A Common Shares shall be One Hundred Million (100,000,000) and the authorized number of Class B Common Shares shall be Ten Million (10,000,000); provided that the authorized number of Class A Common Shares shall be increased by any concurrent decrease determined by the Board of Directors in the authorized number of Class B Common Shares. The Board of Directors of the Corporation may authorize the issuance of Class A Common Shares and Class B Common Shares from time to time subject to the foregoing and to Clause 5.082(D) of Section 5.08.  The Board of Directors shall have no power to alter the rights with respect to Class A Common Shares or Class B Common Shares. Except as otherwise provided in these Articles of Incorporation, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges.

Clause 5.042    Voting Rights. The holders of Class A Common Shares and of Class B Common Shares shall have the following voting rights:

A.        Each Class A Common Share shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation.

B.        Each Class B Common Share shall entitle the holder thereof to ten (10) votes on all matters submitted to a vote of the shareholders of the Corporation; provided, however, so long as the Class A Common Shares are then listed for trading on the NASDAQ Stock Market or other national securities exchange, in the event that, as of any record date for determining shareholders entitled to vote on any matter on which the Class A Common Shares and the Class B Common Shares vote together as a single class, the aggregate vote associated with the outstanding Class B Common Shares exceeds forty-one percent (41%) of the total voting power of the Common Shares, the number of votes for each outstanding Class B Common Share for that matter shall be proportionately reduced so that the aggregate voting power of the outstanding Class B Common Shares with respect to such matter represents forty-one percent (41%) of the total voting power of the outstanding Common Shares, but in no event shall the number of votes for a Class B Common Share be reduced below one (1) vote.

C.        Except as otherwise required by applicable law, the holders of Class A Common Shares and the holders of Class B Common Shares shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

Section 5.05    Issuance of Shares. The Board of Directors has authority to authorize and direct the issuance by the Corporation of Preferred Shares and Common Shares at such times, in such amounts, to such persons, for such considerations and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles of Incorporation, as the same may, from time to time, be amended.

Section 5.06    Distributions Upon Shares. Subject to the preferences applicable to Preferred Shares outstanding at the time, the holders of Class A Common Shares and the holders of Class B Common Shares shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that each Class A Common Share and Class B Common Share shall be equal in respect of rights to dividends and other distributions in cash, shares or property of the Corporation, and provided that in the case of dividends or other distributions payable in Class A Common Shares or Class B Common Shares, including distributions pursuant to share split-ups or divisions of Class A Common Shares or Class B Common Shares which occur after the first date upon which the Corporation has issued both Class A Common Shares and Class B Common Shares, only Class A Common Shares shall be distributed with respect to Class A Common Shares and only Class B Common Shares shall be distributed with respect to Class B Common Shares, unless the Board of Directors of the Corporation determines in its discretion that it is more desirable to distribute Class A Common Shares with respect to Class B Common Shares, in which case Class A Common Shares shall be distributed with respect to Class B Common Shares, provided that the number of Class A Common Shares that shall be distributed with respect to Class B Common Shares shall be equal to the number of Class B Common Shares that otherwise would have been distributed.

Section 5.07    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and of all shares having priority over the Common Shares, to share ratably in the remaining net assets of the Corporation. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of all shares having priority over Common Shares shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among the holders of shares having priority over Common Shares in proportion to the respective total amounts that they shall be entitled to receive as provided in this Section 5.07.

Section 5.08   Class B Common Shares.

Clause 5.081   Transfer of Class B Shares.

A.           Except as provided in paragraph (B) of this Clause 5.081, no person holding Class B Common Shares or any beneficial interest therein (a “Class B Holder”) may voluntarily or involuntarily transfer (including without limitation the power to vote the Class B Shares by proxy or otherwise), sell, assign, devise or bequeath any of such Class B Holder’s interest in his or her Class B Shares, and the Corporation and the transfer agent for the Class B Common Shares, if any (the “Transfer Agent”), shall not register the transfer of Class B Common Shares, whether by sale, grant of proxy, assignment, gift, devise, bequest, appointment or otherwise, except to a “Permitted Transferee” of a Class B Holder, which term shall include the Corporation and shall have the following additional meanings in the following cases:

(i)           In the case of a Class B Holder who is a natural person holding record and beneficial ownership of the Class B Common Shares in question, “Permitted Transferee” means: (a) the spouse of the Class B Holder (the “Spouse”); (b) a lineal descendant of a great grandparent of the Class B Holder or of the Spouse (a “Descendant”); (c) the trustee of a trust (including a voting trust) for the benefit of the Class B Holder, the Spouse, other Descendants, or an organization contributions to which are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”), and for the benefit of no other person; provided that the trust may grant a general or special power of appointment to the Spouse or to the Descendants and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of the Class B Holder payable by reason of the death of the Class B Holder or the death of the Spouse or a Descendant, and that the trust (subject to the grant of a power of appointment as provided above) must prohibit transfer of Class B Common Shares or a beneficial interest therein to persons other than Permitted Transferees as defined in subparagraph (ii) of this Clause 5.081(A) (a “Trust”); (d) a Charitable Organization established by the Class B Holder or a Descendant; (e) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which the Class B Holder is a participant or beneficiary, provided that the Class B Holder is vested with the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by the Individual Retirement Account (an “IRA”); (f) a pension, profit sharing, stock bonus or other type of plan or trust of which the Class B Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that the Class B Holder is vested with the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust, (a “Plan”); (g) a corporation all of the outstanding capital stock of which is owned by, or a partnership or limited liability company all of the partners or members of which are, the Class B Holder, the Spouse and/or other Descendants, provided that if any share (or any interest in any share) of capital stock of such a corporation (or of any survivor of a merger or consolidation of the corporation), or any partnership or membership interest in the partnership or limited liability company, is acquired by any person who is not within that class of persons, all Class  B Common Shares then held by the corporation or partnership or limited liability company, as the case may be, shall be deemed without further act on anyone’s part to be converted into Class A Common Shares and share certificates formerly representing such Class B Common Shares shall thereupon and thereafter be deemed to represent the like number of Class A Common Shares in the manner set forth in Clause 5.082(B) hereof; and (h) in the event of the death of the Class B Holder, the Class B Holder’s estate and heirs.

(ii)           In the case of a Class B Holder holding the Class B Common Shares in question as trustee of an IRA, a Plan or a Trust other than a Trust described in subparagraph (iii) of this Clause 5.081(A),  “Permitted Transferee” means: (a) any participant in or beneficiary of the IRA, the Plan or the Trust, or the person who transferred the Class B Common Shares to the IRA, the Plan or the Trust, and (b) a Permitted Transferee of any person or persons determined pursuant to subparagraph (i) of this Clause 5.081(A).

(iii)           In the case of a Class B Holder holding the Class B Common Shares in question as trustee pursuant to a Trust which was irrevocable on the Record Date (as defined below), “Permitted Transferee” means any person as of the Record Date to whom or for whose benefit principal may be distributed either during or at the end of the term of the Trust whether by power of appointment or otherwise. For purposes of this Section 5.08 of these Articles of Incorporation, there shall be one “Record Date,” which date shall be the record date for determining the persons to whom the Class B Common Shares are first distributed by the Corporation.

(iv)           In the case of a Class B Holder holding record (but not beneficial) ownership of the Class B Common Shares in question as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means the beneficial owner and a Permitted Transferee of the beneficial owner determined pursuant to subparagraphs (i), (ii), (iii), (v),  or (vi) of this Clause 5.081(A), as the case may be.

(v)           In the case of a Class B Holder that is a partnership or limited liability company holding record and beneficial ownership of the Class B Common Shares in question, “Permitted Transferee” means any partner of the partnership, provided that the partner or member was a partner or member in the partnership or limited liability company at the time it first became a Class B Holder.

(vi)           In the case of a Class B Holder that is a corporation, other than a Charitable Organization described in Clause 5.081(A)(i)(d), holding record and beneficial ownership of the Class B Common Shares in question (a “Corporate Holder”), “Permitted Transferee” means (a) any shareholder of the Corporate Holder as of the Record Date or any Permitted Transferee of any shareholder determined pursuant to Clause 5.081(A)(i); and (b) the survivor (the “Survivor”) of a merger or consolidation of the Corporate Holder, so long as the Survivor is controlled, directly or indirectly, by those shareholders of the Corporate Holder who were shareholders of the Corporate Holder as of the Record Date or any Permitted Transferees of the shareholders determined pursuant to Clause 5.081(A)(i).

(vii)           In the case of a Class B Holder that is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided the deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the Class B Common Shares in question, “Permitted Transferee” means a Permitted Transferee of the deceased, bankrupt or insolvent Class B Holder as determined pursuant to subparagraphs (i), (v) or (v) of this Clause 5.081(A), as the case may be.

(viii)           In the case of any Class B Holder who desires to make a bona fide gift, “Permitted Transferee” means any other Class B Holder or its Permitted Transferee.

B.        Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge the Holder’s Class B Common Shares to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee, provided that the shares shall not be transferred to, registered in the name of or voted by the pledgee and shall remain subject to the provisions of this Clause 5.081. In the event of foreclosure or other similar action by the pledgee, the pledged Class B Common Shares may only be transferred to a Permitted Transferee of the pledgor or converted into Class A Common Shares, as the pledgee may elect.

C.        For purposes of this Clause 5.081:

(i)           The relationship of any person that is derived by or through legal adoption shall be considered a natural relationship.

(ii)           Each joint owner of shares or owner of a community property interest in Class B Common Shares shall be considered a “Class B Holder” of such shares.

(iii)           A minor for whom Class B Common Shares are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a Class B Holder of such shares.

(iv)           Unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, limited liability companies, unincorporated associations, firms, joint ventures, trusts and all other entities.

D.        Except as otherwise provided in Clause 5.082(B) any purported transfer of Class B Common Shares not permitted hereunder shall be void and of no effect, and the purported transferee shall have no rights as a shareholder of the Corporation and no other rights against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of Class B Common Shares to a purported Permitted Transferee, require the furnishing of affidavits or other proof as it deems necessary to establish that the transferee is a Permitted Transferee. The certificate representing Class B Common Shares shall be endorsed with a legend that states that Class B Common Shares are not transferable other than to certain transferees and are subject to certain restrictions as set forth in the Articles of Incorporation filed by the corporation with the Secretary of State of the State of Indiana.

Clause 5.082   Conversion of Class B Common Shares.

A.        Each Class B Common Share, at the option of its holder, may at any time be converted into one (1) fully paid and nonassessable Class A Common Share, subject to adjustment as set forth in paragraph F of this Clause 5.082. Such right shall be exercised by the surrender of the certificate representing the Class B Common Share to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by the holder or the holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to paragraph H of this Clause 5.082.

B.        If the beneficial ownership (as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of any Class B Common Share or any interest in any Class B Common Share changes, voluntarily or involuntarily, such that each new beneficial owner of the Class B Common Share is not a “Permitted Transferee” (as defined in Clause 5.081A(A) hereof) of the beneficial owner of the Class B Common Share immediately prior to the change in beneficial ownership, then each Class B Common Share held by a person who is not a Permitted Transferee shall thereupon be converted automatically into one (1) fully paid and nonassessable Class A Common Share (subject to adjustment as set forth in paragraph F of this Clause 5.082). A determination by the Secretary of the Corporation that a change in beneficial ownership requires conversion under this paragraph shall be conclusive. Upon making this determination, the Secretary of the Corporation shall promptly request from the holder of record of each Class B Common Share that each holder promptly deliver, and each holder shall promptly deliver, the certificate representing each Class B Common Share to the Corporation for conversion hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by the holder or the holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to paragraph H of this Clause 5.082.

C.        If a holder of Class B Common Shares acquires those shares on or after July 23, 2009, at a time when he was an employee or director of the Corporation or of any of its majority-owned or wholly-owned subsidiaries (the “Subsidiaries”), upon the death of such person or the termination of his or her employment or service with the Corporation and its Subsidiaries, then each Class B Common Share held by such person or by his Permitted Transferees shall thereupon be converted automatically into one (1) fully paid and nonassessable Class A Common Share (subject to adjustment as set forth in paragraph F of this Clause 5.082). A determination by the Secretary of the Corporation that the death or termination of employment or service of an employee or director, respectively, of the Corporation requires conversion under this paragraph shall be conclusive. Upon making this determination, the Secretary of the Corporation shall promptly request from the holder of record of each Class B Common Share (or personal representative in the event of the holder’s death) that each holder (or personal representative in the event of the holder’s death) promptly deliver, and each holder (or personal representative in the event of the holder’s death) shall promptly deliver, the certificate representing each Class B Common Share to the Corporation for conversion hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by the holder or the holder’s duly authorized attorney or personal representative, and together with transfer tax stamps or funds therefor, if required pursuant to paragraph H of this Clause 5.082.

D.        On the day after the date of the annual meeting of shareholders of the Corporation to be held in 2012, each Class B Common Share then issued or outstanding shall thereupon be converted automatically into one (1) fully paid and nonassessable Class A Common Share (subject to adjustment as set forth in paragraph F of this Clause 5.082), and each Class B Common Share then authorized but unissued shall thereupon automatically be deemed an authorized but unissued Class A Common Share (subject to adjustment as set forth in paragraph F of this Clause 5.082). As promptly as practicable on and after such date, the Secretary of the Corporation shall promptly request from each holder of record of Class B Common Shares that each holder promptly deliver, and each holder shall promptly deliver, certificates representing all Class B Common Shares held by the holder to the Corporation for conversion hereunder, together with instruments of transfer in form satisfactory to the Corporation and Transfer Agent, duly executed by the holder or the holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to paragraph H of this Clause 5.082.

E.        As promptly as practicable following the surrender for conversion of a certificate representing Class B Common Shares in the manner provided in paragraphs A, B, C or D, as applicable, of this Clause 5.082 and the payment in cash of any amount required by the provisions of paragraph H of this Clause 5.082, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of the certificate, a certificate or certificates representing the number of full shares of Class A Common Shares issuable upon conversion, issued in the name or names as the holder may direct. In the case of a conversion under paragraph A of this Clause 5.082, the conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing Class B Common Shares. In the case of a conversion under paragraphs B and C of this Clause 5.082, the conversion shall be deemed to have been made on the date that the beneficial ownership of the share has changed as set forth in paragraph B or paragraph C, as applicable. In the case of a conversion under paragraph D of this Clause 5.082, the conversion shall be deemed to have occurred on the day after the date of the annual meeting of shareholders of the Corporation held in 2012. Upon the date any conversion under paragraph A of this Clause 5.082 is made, all rights of the holder of the shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the Class A Common Shares are to be issued shall be treated for all purposes as having become the record holder or holders of the Class A Common Shares; provided, however, that any such surrender and payment on any date when the share transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing Class A Common Shares are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which share transfer books are open. Upon the date any conversion under paragraph B or paragraph C of this Clause 5.082 is made, all rights of the holder of the shares as such holder shall cease and the new beneficial owner or owners of the shares shall be treated for all purposes as having become the record holder or holders of the Class A Common Shares. Upon the date any conversion under paragraph D of this Clause 5.082 is made, all rights of the holders of Class B Common Shares shall cease, and the holders shall be treated for all purposes as having become the record holders of Class A Common Shares at that time but the Class B Common Shares shall be entitled to vote the Class B Common Shares at any adjournments of the annual meeting of shareholders of the Corporation to be held in 2012.

F.        In the event that the Corporation shall issue Class A Common Shares to the holders of Class A Common Shares as a share dividend or share split, or in the event that the Corporation reduces the number of outstanding Class A Common Shares in a reverse share split or share combination, then the number of Class A Common Shares issuable upon conversion of a Class B Common Share shall be adjusted such that the holder of the Class  B Common Shares shall receive the number of Class A Common Shares that such holder would have received if the conversion had occurred immediately prior to the record date for the share split, share dividend, reverse share split or share combination of the Class A Common Shares, as the case may be. In the event that the Corporation shall issue Class B Common Shares to the holders of Class B Common Shares as a share dividend or share split, or in the event that the Corporation reduces the number of outstanding Class B Common Shares in a reverse share split or share combination, then the number of Class A Common Shares issuable upon conversion of a Class B Common Share shall be adjusted such that the holder of Class B Common Shares shall receive the number of Class A Common Shares that the holder would have received if the conversion had occurred immediately prior to the record date for the share split, share dividend, reverse share split or share combination of the Class B Common Shares, as the case may be. In the event of a reclassification or other similar transaction as a result of which the Class A Common Shares are converted into another security, then the number of that security issuable upon conversion of a Class B Common Share shall be determined such that the holder of the Class B Common Shares shall receive the number of that security that the holder would have received if the conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends (other than share dividends) shall be made upon the conversion of any Class B Common Share, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend (other than a share dividend) or other distribution on Class B Common Shares but prior to payment, then the registered holder of the share at the close of business on the record date shall be entitled to receive the dividend (other than a share dividend) or other distribution payable on the share on that date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend (other than a share dividend) due on such date.

G.        The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding Class B Common Shares, such number of Class A Common Shares as shall be issuable upon the conversion of all outstanding Class B Common Shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding Class B Common Shares by delivery of purchased Class A Common Shares which are held by the Corporation. The Corporation covenants that if any Class A Common Shares required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before the Class A Common Shares may be issued upon conversion, the Corporation will cause the shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the Class A Common Shares required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Shares are listed at the time of such delivery. The Corporation covenants that all Class A Common Shares that shall be issued upon conversion of the fully paid and nonassessable Class B Common Shares will, upon issue, be fully paid and nonassessable.

H.        The issuance of certificates for Class A Common Shares upon conversion of Class B Common Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of the Class B Common Shares converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

Section 5.09    Acquisition of Shares. The Board of Directors has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding Preferred Shares and Common Shares at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles of Incorporation, as the same may, from time to time, be amended.

Section 5.10    No Pre-emptive Rights. The holders of the Common Shares and the holders of the Preferred Shares or any series of the Preferred Shares shall have no pre-emptive rights to subscribe to or purchase any Common Shares, Preferred Shares or other securities of the Corporation.

Section 5.11    Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right of the Corporation is registered on the books of the Corporation as the owner thereof for all purposes, and shall not be bound to recognize any equitable or any other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

Article 6    Directors.

Section 6.01    Number. The number of directors of the Corporation shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Shares, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of the series of Preferred Shares, voting as a class, shall be entitled to elect such specified number of directors in accordance with the provisions of the Preferred Shares; (B) each additional director shall serve until the next annual meeting at which the term of office of his or her class shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of the Preferred Shares or series, whichever occurs earlier. Whenever the holders of a series of Preferred Shares are divested of the right to elect directors pursuant to the provisions of the Preferred Shares or series, the terms of office of all directors elected by the holders of the series of Preferred Shares pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of the Preferred Shares or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

Section 6.02    No Cumulative Voting. There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation.

Section 6.03    Removal. Subject to the rights of the holders of any series of Preferred Shares then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only upon the affirmative vote of a majority of the Board of Directors whose removal is not sought and the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 6.03, removal for cause shall be limited to matters relating to a director’s personal dishonesty, willful misconduct or breach of fiduciary duty involving personal profit.

Section 6.04    Shareholder Nomination of Director Candidates and Introduction of Business. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Corporation’s Bylaws.

Section 6.05    Liability of Directors. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director except to the extent provided in I.C. §23-1-35-1 as of July 1, 2004.  No amendment or repeal of this Section nor the adoption of any provision of the Articles of Incorporation inconsistent with this Section nor a change in law shall adversely affect any right or protection of a director which is based upon this Section and arises from conduct that occurred prior to the time of the amendment, repeal, adoption or change.  If the Act is amended, after July 1, 2004 to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall immediately on the effective date of that amendment be eliminated or limited to the fullest extent permitted by the Act as so amended.

Article 7    Incorporator.

The name and post office address of the Incorporator of the Corporation are as follows:

Gary D. Cohen
3308 Mitthoeffer Road
Indianapolis, IN  46235

Article 8    Provisions for Regulation of Business and Conduct of Affairs of Corporation.

Section 8.01    Amendments of Articles of Incorporation. Except as otherwise expressly provided in Section 8.02 hereof, the Corporation reserves the right to increase or decrease the number of its authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or any other applicable laws, and all rights and powers conferred upon shareholders, directors and/or officers in these Articles of Incorporation, or any amendment hereto, are granted subject to this reserve power. No shareholder has a vested property right resulting from any provision in these Articles of Incorporation, or any amendment hereto, or authorized to be in the Bylaws of the Corporation or these Articles of Incorporation by the Act, including, without limitation, provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

Section 8.02    Certain Amendments. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation to the contrary and notwithstanding that a lesser vote or no vote may be specified by law, but, in addition to any affirmative vote of the holders of any particular class or series of the Corporation’s shares required by law or any Preferred Share Designation:

Clause 8.021    the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding voting shares, voting together as a single class, shall be required to alter, amend or repeal Section 8.04 or Article 9;

Clause 8.022    the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then outstanding voting shares, voting together as a single class, shall be required to alter, amend or repeal any other provision in these Articles of Incorporation; provided, however, that the amendment shall require only the affirmative vote as is required by law and any other provisions of these Articles of Incorporation or the Bylaws of the Corporation if the amendment shall have been approved by at least two-thirds (2/3) of the members of the Board of Directors and, if there is an Interested Shareholder, two-thirds (2/3) of the Continuing Directors; provided, however, that this condition shall not be capable of satisfaction unless there are at least three (3) Continuing Directors.

Section 8.03    Action by Shareholders. Meetings of the shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the Bylaws of the Corporation or in the respective notices, or waivers of notice, thereof. No shareholder action may be taken by written consent.

Section 8.04    Regulation of Certain Transactions. The following provisions are intended to establish procedures to regulate transactions that would, when consummated, result in a change in control of the Corporation as authorized by IC 23-1-22-4. If there is an Interested Shareholder (as that term is defined in Clause 9.037)  then:

Clause 8.041    Any proposal by the Board of Directors to remove a director shall require, in addition to the affirmative vote of a majority of the Board of Directors, a majority of the Continuing Directors (as that term is defined in Clause 9.034).

Clause 8.042    Any amendment to the Bylaws of the Corporation to provide that Chapter 42 of the Act (Control Share Acquisitions) shall not apply shall require the approval of a majority of the Continuing Directors in addition to any other approval required to amend the Bylaws.

Clause 8.043    Any other amendment to the Bylaws of the Corporation shall require the approval of a majority of the Continuing Directors in addition to any other approval required to amend the Bylaws.

Clause 8.044    A proposal by the Board of Directors to amend the Articles of Incorporation of the Corporation shall require, in addition to approval of the Board of Directors, the affirmative vote of a majority of the Continuing Directors; provided, however, that this condition shall not be capable of satisfaction unless there are at least three (3) Continuing Directors.

 Article 9    Provisions for Certain Business Combinations.

Section 9.01     Vote Required.

Clause 9.011    Higher Vote for Certain Business Combinations. Unless (A) the transaction was approved by a majority of the Continuing Directors (as hereinafter defined) before the Interested Shareholder (as hereinafter defined) became an Interested Shareholder, or (B) (i) the purchase of shares made by the Interested Shareholder was approved by a majority of the Continuing Directors before the date the person became an Interested Shareholder and (ii) the transaction was approved by a majority of the Continuing Directors before the transaction was consummated, then in addition to any affirmative vote required by Chapter 43 of the Act or as otherwise required by law or by these Articles of Incorporation, and except as otherwise expressly provided in Section 9.02 of this Article 9:

(1)
any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation, limited liability company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(2)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) or more of the combined assets of the Corporation and its Subsidiaries; or

(3)
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the combined assets of the Corporation and its Subsidiaries except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

(4)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(5)
any reclassification of securities (including any share split, share dividend, other distribution of shares in respect of shares, or any reverse share split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) directly or indirectly by any Interested Shareholder or any Affiliate of any Interested Shareholder shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding voting shares, voting together as a single class. This affirmative vote shall be required notwithstanding that any other provisions of these Articles of Incorporation, or Chapter 43 of the Act or any other provision of law, or any Preferred Share Designation, or any agreement with any national securities exchange or otherwise might otherwise permit a lesser vote or no vote.

Clause 9.012    Definition of “Business Combination.”  The term “Business Combination” as used in this Article 9 shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of Clause 9.011 of this Section 9.01.

Section 9.02    When Higher Vote is Not Required. The provisions of Section 9.01 of this Article 9 shall not be applicable to any particular Business Combination, and that Business Combination shall require only the affirmative vote as is required by Chapter 43 of the Act, any other provision of law, any other provision of these Articles of Incorporation and any Preferred Share Designation and the passage of the five (5) year period specified in IC 23-1-43-18(a), if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their capacity as shareholders of the Corporation, the condition specified in the following Clause 9.021 is met or, in the case of any other Business Combination, the conditions specified in either of the following Clause 9.021 or Clause 9.022 are met:

Clause 9.021    Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

Clause 9.022    Price and Procedure Requirements. All of the following conditions shall have been met:

(1)
The consideration to be received by holders of a particular class (or series) of outstanding shares (including Common Shares) shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class (or series). If the Interested Shareholder or any of its Affiliates has paid for shares of any class (or series) with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) shall be either cash or the form used to acquire the largest number of shares of such class (or series) previously acquired by the Interested Shareholder.

(2)
The aggregate amount of (x) the cash and (y) the Fair Market Value as of the date (the “Consummation Date”) of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Shares in the Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any share dividend, share split, combination of shares or similar event):

(a)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any Common Shares acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in any transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per common share since the earliest date, up to the amount of the interest; and

(b)
the Fair Market Value per share of Common Shares on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per common share since the earliest date, up to the amount of the interest.

(3)
The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Shares, of outstanding shares of the Corporation shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any share dividend, share split, combination of shares or similar event), it being intended that the requirements of this subparagraph (3) shall be required to be met with respect to every such class (or series) of outstanding shares whether or not the Interested Shareholder or any of its Affiliates has previously acquired any shares of a particular class (or series):

(a)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any shares of such class (or series) acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per common share since the earliest date, up to the amount of the interest;

(b)
the Fair Market Value per share of such class (or series) on the Announcement Date or on the Determination Date, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends and the Fair Market Value of any dividends paid other than in cash, per common share since the earliest date, up to the amount of the interest; and

(c)
(if applicable) the highest preferential amount per share, if any, to which the holders of shares of such class (or series) would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; plus the aggregate amount of any dividends declared or due as to which the holders are entitled before payment of dividends on some other class or series of shares (unless the aggregate amount of the dividends is included in the preferential amount).

(4)
After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Shares; (b) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse share split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional voting shares except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph (4) unless at the time of such approval there are at least three Continuing Directors.

(5)
After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder’s or Affiliate’s capacity as a Shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(6)
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Exchange Act or subsequent provisions).

(7)	Such Interested Shareholder shall have provided the Corporation with such information as shall have been requested pursuant to Section 9.05 of this Article 9 within the time period set forth therein.

Section 9.03    Certain Definitions. For the purposes of this Article 9:

Clause 9.031    “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Clause 9.032    A person shall be a “beneficial owner” of any voting shares and the voting shares shall be “Beneficially Owned” by the person:

(i)           which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934; or

(ii)           which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (however, a person is not considered the beneficial owner of shares tendered under a tender or exchange offer made by the person or any of the person’s Affiliates or Associates until the tendered shares are accepted for purchase or exchange), or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

(iii)           which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this Clause 9.032) or disposing of any voting shares; provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any voting shares held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purpose hereof, to beneficially own any voting shares held under any such plan.

Clause 9.033    In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Clause 9.022(2) and Clause 9.022(3) of Section 9.02 of this Article 9 shall include the Common Shares and/or the shares of any other class (or series) of outstanding shares retained by the holders of those shares.

Clause 9.034    “Continuing Director” for purposes of this Article 9 means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

Clause 9.035            “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share on the composite tape for New York Stock Exchange listed shares, or, if the shares are not quoted on the composite tape, on the New York Stock Exchange, or, if the shares are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the shares are listed, or, if the shares are not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers,

Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by the Board in accordance with Section 9.04 of this Article 9, in each case with respect to any class of shares, appropriately adjusted for any dividend or distribution in shares or any combination or reclassification of outstanding shares into a smaller number of shares; and (ii) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined by the Board in accordance with Section 9.04 of this Article 9.

Clause 9.036    Reference to “highest per share price” shall in each case with respect to any class of shares reflect an appropriate adjustment for any dividend or distribution in shares or any share split or reclassification of outstanding shares into a greater number of shares or any combination or reclassification of outstanding shares into a smaller number of shares.

Clause 9.037    “Interested Shareholder” means any person (other than the Corporation, any Subsidiary or any person who would otherwise be deemed to be an Interested Shareholder on the date on which these Restated Articles of Incorporation became effective) who or which:

(i)           is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding voting shares; or

(ii)           is an Affiliate or an Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding voting shares; or

(iii)           is an assignee of or has otherwise succeeded to any voting shares which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

Clause 9.038    For the purposes of determining whether a person is an Interested Shareholder pursuant to Clause 9.037 of this Section 9.03, the number of voting shares deemed to be outstanding shall include shares deemed owned through application of Clause 9.032 of this Section 9.03 but shall not include any other unissued voting shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Clause 9.039    A “person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a limited liability company, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

Clause 9.0310    “Subsidiary” means any corporation or limited liability company of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Clause 9.037 of this Section 9.03, the term “Subsidiary” shall mean only a corporation or limited liability company of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

Section 9.04    Powers of the Board of Directors. A majority of the total number of directors of the Corporation, but only if a majority of the directors shall then consist of Continuing Directors or, if a majority of the total number of directors shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 9, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of voting shares Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the applicable conditions set forth in Clause 9.022 of Section 9.02 have been met with respect to any Business Combination, (e) the Fair Market Value of shares or other property in accordance with Clause 9.035 of Section 9.03 of this Article 9, and (f) whether the assets which are the subject of any Business Combination referred to in Clause 9.011(2) of Section 9.01 have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in Clause 9.011(3) of Section 9.01 has, an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the combined assets of the Corporation and its Subsidiaries.

Section 9.05    Information to be Supplied to the Corporation. A majority of the total number of directors of the Corporation, but only if a majority of the directors shall then consist of Continuing Directors or, if a majority of the total number of directors shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the right to demand that any person who it is reasonably believed is an Interested Shareholder (or holder of record of voting shares Beneficially Owned by any Interested Shareholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article 9, as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

Section 9.06    No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 9.07    Redemption of Shares Acquired in Control Share Acquisitions. If and whenever the provisions of Chapter 42 of the Act apply to the Corporation, the Corporation is authorized to redeem its securities pursuant to IC 23-1-42-10.

Article 10    Indemnification of Directors, Officers and Employees.

Section 10.01    Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if:

  (i)  he or she acted (or failed to take action) in good faith; and

  (ii)  he or she reasonably believed his or her conduct was in the Corporation’s best interest or was at least not opposed to the best interests of the Corporation; and

  (iii)  in the case of a criminal proceeding, he or she either:  (a) had reasonable cause to believe his or her conduct was lawful; or (b) had no reason to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standard of conduct specified in this Article 10.

Section 10.02    Successful Defense. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.01 hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 10.03    Determination that Indemnification is Proper. Any indemnification of a director or officer of the Corporation under Section 10.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 10.01 hereof. Any indemnification of an employee or agent of the Corporation under Section 10.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 10.01 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee (designated by the board of directors) consisting of two (2) or more directors not at the time parties to the proceeding, (iii) by special legal counsel in a written opinion, or (iv) by the shareholders.

Section 10.04    Advance Payment of Expenses. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if:  (i) the Corporation receives a written affirmation of the director or officer’s good faith belief that the director or officer has met the standard of care described in Section 10.01; (ii) the Corporation receives an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article; and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under this Article. The expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent the director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 10.05    Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 10.01 and Section 10.02 or advance of costs, charges and expenses to a director or officer under Section 10.04 shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction. The person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expense under Section 10.04 of this Article where the required affirmation and undertaking, if any, have been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 10.01 of this Article, but the burden of proving this defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 10.01 of this Article 10, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.06    Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Act are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. This contract right may not be modified retroactively without the consent of the director, officer, employee or agent.

The indemnification provided by this Article 10 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10.07    Severability. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 10.08    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

Section 10.09    Additional Definitions. For purposes of this Article, references to the “Corporation” shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by such director or officer with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” referred to in this Article.

For purposes of this Article, “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

For purposes of this Article, “official capacity,” when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or limited liability company or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

Section 10.10    Business Expense. Any payments made to any indemnified party under this Article or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

In Witness Whereof the undersigned authorized officer of the Corporation has executed these Restated Articles of Incorporation.

/s/ STEVEN J. SCHNEIDER
Steven J. Schneider